AMENDMENT TO INVESTMENT ADVISORY AGREEMENT
BETWEEN
GPS FUNDS II
AND
GENWORTH FINANCIAL WEALTH MANAGEMENT, INC.

This amendment (the “Amendment”) is effective as of ______________, 2012, by and between GPS Funds II, a Delaware statutory trust (the “Trust”), and Genworth Financial Wealth Management, Inc., a California corporation (the “Advisor”).

WHEREAS the parties entered into an Investment Advisory Agreement (the “Agreement”) dated April 1, 2011; and

WHEREAS the parties now wish to amend the Agreement, in accordance with Section 13 thereof, by changing Schedule A thereof;

NOW THEREFORE, the parties agree as follows:

Schedule A to the Agreement is hereby deleted and replaced with the following.

Schedule A
to the
Investment Advisory Agreement
between
GPS Funds II
and
Genworth Financial Wealth Management, Inc.

Pursuant to Section 5 of the Investment Advisory Agreement, the Trust shall cause each Fund to pay the Advisor compensation at an annual rate as follows:

Fund:	Compensation (as a percentage of daily net assets):	Effective Date
GuidePath Strategic Asset Allocation Fund	0.250%	April 1, 2011
GuidePath Tactical Constrained Asset Allocation Fund	0.250%	April 1, 2011
GuidePath Tactical Unconstrained Asset Allocation Fund	0.350%	April 1, 2011
GuidePath Absolute Return Asset Allocation Fund	0.350%	April 1, 2011
GuideMark Opportunistic Fixed Income Fund	0.700%	April 1, 2011
GuideMark Global Real Return Fund	0.650%	April 1, 2011
GuidePath Multi-Asset Income Asset Allocation Fund	[0.350]%	[July 31], 2012
GuidePath Altegris Multi-Strategy Alternative Allocation Fund	[0.150]%	[July 31], 2012
GuidePath Fixed Income Allocation Fund	[0.250]%	[July 31], 2012

Except to the extent modified by this Amendment, the remaining provisions of the Agreement shall remain in full force and effect.  In the event of a conflict between the provisions of the Agreement and those of this Amendment, the Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

GPS Funds II	Genworth Financial Wealth
Management, Inc.

By: __________________________	By: __________________________

Title: _______________________	Title: ________________________